Exhibit 99.1

Presidio Property Trust, Inc. Announces Earnings for

the First Quarter Ended March 31, 2024

San Diego, California, May 14, 2024 – Presidio Property Trust, Inc. (Nasdaq: SQFT, SQFTP, SQFTW) (the “Company”), an internally managed, diversified real estate investment trust (“REIT”), today reported earnings for its quarter ended March 31, 2024.

“During the first quarter of 2024, we have signed leasing transactions totaling 24,476 sf, including new leases and renewals. We believe 2024 is off to a good start. With currently scheduled lease expirations during 2024 at a level nearly one-half of that during 2023, there is good reason to anticipate that our rent roll will be more stable through the end of the year, even considering this period of uncertainty in the commercial real estate markets, “ said Gary Katz, the Company’s Chief Investment Officer

Three Months Ended March 31, 2024, Financial Results

Net loss attributable to the Company’s common stockholders for the three months ended March 31, 2024 was approximately $5.8 million, or ($0.47) per basic and diluted share, compared to a net loss of approximately $1.5 million, or $(0.13) per basic and diluted share for the three months ended March 31, 2023. The change in net income attributable to the Company’s common stockholders was a result of:

●	Total revenues were approximately $4.8 million for the three months ended March 31, 2024, compared to approximately $4.1 million for the same period in 2023. As of March 31, 2024, we had approximately $135.3 million in net real estate assets including 88 model homes, compared to approximately $133.9 million in net real estate assets including 98 model homes at March 31, 2023. The average number of model homes held during the three months ended March 31, 2024 and 2023 was 99 and 95, respectively. The change in revenue is directly related to the average real estate assets held during the period, new commercial real estate leases, and model home transaction fees earned by the Company during the current period.
●	During the three months ended March 31, 2024, we recognized a non-cash impairment charge of approximately $0.1 million related to four model homes, three of which already had an impairment as of December 31, 2023. The new impairment charges for the four model homes reflects the estimated sales prices for these specific model homes in April and May 2024. These homes had an abnormally short hold period, less than two years, where the builder changed their product style in the neighborhoods where our model homes are located, in Texas, after we had purchased the homes. We do not believe these losses are indicative of our overall model home portfolio.
●	Model home transactions fees were up $95k in Q1 2024 as compared to Q1 2023 related to the number of model home sales during the first quarter of 2024. There were 27 model home sales in 2024, compared to three during the first quarter in 2023. In connection with those sales, we recorded a gain of $2.0 million and $0.4 million during Q1 2024 and Q1 2023, respectively.

●	Our investments in the common stock and warrants of Conduit Pharmaceuticals Inc. presented in the consolidated balance sheets were measured at fair value using Level 1 market prices, taking into account the adoption of ASU 2022-03 Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions, and totaled approximately $14.5 million and $18.3 million as of March 31, 2024 and December 31, 2023, respectively, with a cost basis of approximately $7.5 million. For the three months ended March 31, 2024, the fair value remeasure resulted in a loss on marketable securities totaling approximately $3.9 million. As of March 31, 2024, our investments in in these securities presented in the consolidated balance sheets were measured at fair value using Level 1 market prices, which closed at $3.59 per share and $0.06 per warrant.

FFO (non-GAAP) decreased by approximately $0.7 million to approximately $(971,367) from $(228,914) for the three months ended March 31, 2024 and 2023, respectively. A reconciliation of FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release. However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.

We believe Core FFO (non-GAAP) provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Core FFO decreased by about $0.4 million, from approximately $31,932 for the three months ended March 31, 2023, to approximately $(429,445) for the three months ended March 31, 2024. A reconciliation of Core FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release.

Acquisitions and Dispositions for the three months ended March 31, 2024:

●	The Company acquired five model homes for approximately $2.2 million. The purchase price was paid through cash payments of approximately $0.6 million and mortgage notes of approximately $1.6 million.

●	The Company sold 27 model homes for approximately $14.0 million and recognized a gain of approximately $2.0 million.

Dividends paid during the three months ended March 31, 2024:

The following is a summary of distributions declared per share of our Series A Common Stock and for our Series D Preferred Stock for the three months ended March 31, 2024 and 2023.

Series A Common Stock

Quarter Ended	2024	2023
	Distributions Declared	Distributions Declared
March 31	$-	$0.022
Total	$-	$0.022

Series D Preferred Stock

Month	2024	2023
	Distributions Declared	Distributions Declared
January	$0.19531	$0.19531
February	0.19531	0.19531
March	0.19531	0.19531
Total	$0.58593	$0.58593

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located in Arizona, Illinois, Texas, Wisconsin, and Florida. Our office, industrial and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing several properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. Presidio owns approximately 6.5% of the outstanding common stock of Conduit Pharmaceuticals Inc., a disease agnostic multi-asset clinical-stage disease-agnostic life science company providing an efficient model for compound development. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Definitions

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The Company evaluates performance based on Funds From Operations, which we refer to as FFO, as management believes that FFO represents the most accurate measure of activity and is the basis for distributions paid to equity holders. The Company defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, hedge ineffectiveness, acquisition costs of newly acquired properties that are not capitalized and lease acquisition costs that are not capitalized plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges on properties or investments in non-consolidated REITs, and after adjustments to exclude equity in income or losses from, and, to include the proportionate share of FFO from, non-consolidated REITs.

However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration, non-cash warrant dividends and the amortization of stock-based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements also include statements relating to the closing of the business combination with Conduit within a certain timeframe or at all. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Real estate assets and lease intangibles:
Land	$19,716,839	$21,660,644
Buildings and improvements	126,800,920	133,829,416
Tenant improvements	18,695,226	17,820,948
Lease intangibles	3,776,654	4,110,139
Real estate assets and lease intangibles held for investment, cost	168,989,639	177,421,147
Accumulated depreciation and amortization	(38,983,073)	(38,725,356)
Real estate assets and lease intangibles held for investment, net	130,006,566	138,695,791
Real estate assets held for sale, net	5,254,952	5,459,993
Real estate assets, net	135,261,518	144,155,784
Other assets:
Cash, cash equivalents and restricted cash	7,159,432	6,510,428
Deferred leasing costs, net	1,563,551	1,657,055
Goodwill	1,574,000	1,574,000
Investment in Conduit Pharmaceuticals marketable securities (see Notes 2 & 9)	14,457,288	18,318,521
Deferred tax asset	346,762	346,762
Other assets, net (see Note 6)	3,115,782	3,400,088
Total other assets	28,216,815	31,806,854
TOTAL ASSETS	$163,478,333	$175,962,638
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$98,599,984	$103,685,444
Mortgage notes payable related to properties held for sale, net	3,692,713	4,027,829
Mortgage notes payable, total net	102,292,697	107,713,273
Accounts payable and accrued liabilities	4,076,683	4,792,034
Accrued real estate taxes	1,252,289	1,953,087
Dividends payable	174,011	174,011
Lease liability, net	8,090	16,086
Below-market leases, net	12,022	13,266
Total liabilities	107,815,792	114,661,757
Equity:
Series D Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; 890,946 shares issued and outstanding (liquidation preference $25.00 per share) as of March 31, 2024 and 890,946 shares issued and outstanding as of December 31, 2023	8,909	8,909
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 12,429,139 shares and 12,265,061 shares were issued and outstanding at March 31, 2024 and December 31, 2023, respectively	124,291	122,651
Additional paid-in capital	182,533,423	182,310,219
Dividends and accumulated losses	(137,272,480)	(131,508,785)
Total stockholders’ equity before noncontrolling interest	45,394,143	50,932,994
Noncontrolling interest	10,268,398	10,367,887
Total equity	55,662,541	61,300,881
TOTAL LIABILITIES AND EQUITY	$163,478,333	$175,962,638

Presidio Property Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

	For the Three Months Ended March 31,
	2024	2023
Revenues:
Rental income	$4,419,106	$3,942,053
Fees and other income	370,955	179,438
Total revenue	4,790,061	4,121,491
Costs and expenses:
Rental operating costs	1,563,577	1,574,990
General and administrative	2,084,450	1,964,620
Depreciation and amortization	1,351,018	1,333,574
Impairment of real estate assets	95,548	—
Total costs and expenses	5,094,593	4,873,184
Other income (expense):
Interest expense - mortgage notes	(1,515,206)	(867,767)
Interest and other income, net	4,646	742,117
Gain on sales of real estate, net	2,018,095	417,337
Loss on Conduit Pharmaceuticals marketable securities (see footnote 9)	(3,861,233)	—
Income expense	(79,565)	(148,453)
Total other (expense) income, net	(3,433,263)	143,234
Net loss	(3,737,795)	(608,459)
Less: Income attributable to noncontrolling interests	(1,503,868)	(387,081)
Net loss attributable to Presidio Property Trust, Inc. stockholders	$(5,241,663)	$(995,540)
Less: Preferred Stock Series D dividends	(522,032)	(535,448)
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(5,763,695)	$(1,530,988)

Net loss per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(0.47)	$(0.13)

Weighted average number of common shares outstanding - basic & dilutive	12,293,190	11,834,656

FFO AND CORE FFO RECONCILIATION

	For the Three Months Ended March 31,
	2024	2023
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(5,763,695)	$(1,530,988)
Adjustments:
Income attributable to noncontrolling interests	1,503,868	387,081
Depreciation and amortization	1,351,018	1,333,574
Amortization of above and below market leases, net	(1,244)	(1,244)
Impairment of real estate assets	95,548	-
Loss on Conduit Pharma marketable securities	3,861,233	-
Loss (Gain) on sale of real estate assets	(2,018,095)	(417,337)
FFO	$(971,367)	$(228,914)
Stock Based Compensation	541,921	260,845
Core FFO	$(429,445)	$31,932

Weighted average number of common shares outstanding - basic	12,293,190	11,834,656

Core FFO / Wgt Avg Share	$(0.035)	$0.003